Exhibit 5.1

May 26, 2021

Safe Bulkers, Inc.
Apt. D11, Les Acanthes

6, Avenue des Citronniers

MC98000, Monaco

Re:	Safe Bulkers, Inc.

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) to Safe Bulkers, Inc. (the “Company”) in connection with the Company’s Shelf Registration Statement on Form F-3 (No. 333-239618) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 1, 2020 pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, with respect to the sale by the Company of shares (the “Shares”) of common stock, par value $0.001 per share, of the Company, having an aggregate offering price of up to $100,000,000, and related preferred stock purchase rights (the “Rights”), under a Shareholder Rights Agreement dated as of August 5, 2020 (the “Shareholder Rights Agreement”) between the Company and American Stock Transfer & Trust Company, LLC as rights agent pursuant to the exercise of an over-allotment option.

In so acting, we have examined originals or photocopies, of (i) the Registration Statement and the prospectus (the “Preliminary Prospectus”) included therein, the prospectus supplement filed with the Commission on August 7, 2020 (the “Prospectus Supplement”) and a prospectus supplement filed with the Commission on May 26, 2021 (the “Supplement” and together with the Preliminary Prospectus and the Prospectus Supplement, the “Prospectus”);

Safe Bulkers, Inc.

May 26, 2021

_______________________________________

(ii) the at the market equity offering sales agreement dated August 7, 2020 (the “Original Sales Agreement”) among the Company and DNB Markets, Inc. (the “Agent”), as agent, as amended and supplemented by an amendment No. 1 to the at the market equity offering sales agreement dated May 26, 2021 (the “Amendment” and the Original Sales Agreement as amended and supplemented by the Amendment, the “Sales Agreement”) among the Company and the Agent; (iii) the Shareholder Rights Agreement; and (iv) originals, or photocopies, of all such records of the Company, agreements and other documents, certificates of public officials, officers and representatives of the Company, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed without investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as photostatic or facsimile copies, and the accuracy of the factual representations made to us by officers and other representatives of the Company. We have also assumed the power, authority and legal right of all parties (other than the Company) to the Sales Agreement and the Shareholder Rights Agreement to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of such documents by such parties.

This opinion is limited to Marshall Islands Law as of the date hereof. In rendering our opinion in Paragraph E below we have, with your permission, relied on the opinion addressed to you dated the date hereof of Cadwalader, Wickersham & Taft LLP, U.S. counsel to the Company, with respect to the Shareholder Rights Agreement. In rendering our opinion as to the valid existence in good standing of the Company, we have relied solely on a Certificate of Goodstanding issued by the Registrar of Corporations of the Republic of the Marshall Islands on May 14, 2020.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

A.	The Company is a corporation duly incorporated, validly existing and in good standing under the law of the Republic of The Marshall Islands.
B.	The Company has the corporate power and corporate authority to enter into, execute, deliver and perform the Shareholder Rights Agreement.
C.	The Company has taken all corporate action required to authorize the Shares and when the Shares are issued and delivered against payment therefore as contemplated in the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and non-assessable.
D.	The Company has taken all corporate action required to authorize the execution and delivery of the Shareholder Rights Agreement and the issuance of the Rights, and the Shareholder Rights Agreement has been duly executed and delivered by a duly authorized signatory of the Company.

Safe Bulkers, Inc.

May 26, 2021

_______________________________________

E.	When issued in accordance with the terms of the Shareholder Rights Agreement, the Rights will have been validly issued and constitute valid and binding obligations of the Company.

Our opinion in Paragraph E above is subject to the qualification that the rights and remedies of any party to the Shareholder Rights Agreement(a) may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting generally the enforcement of creditors’ rights from time to time in effect, and (b) are subject to general principles of equity (regardless of whether such rights and remedies are considered in a proceeding in equity or at law), including application by a court of competent jurisdiction of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy or other similar principles.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. We disavow any undertaking to advise you of any changes in laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

COZEN O’CONNOR